Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Fiscal Year Net Income Increases 40% to $14.17 Million

•	Fiscal Year Earnings Per Share Increases 34% to $1.92
•	Fiscal Year Return on Equity Increases to 13.65%
•	Fiscal Year Return on Assets Increases to 1.53%

HOQUIAM, WA – November 1, 2017 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported that net income increased 40% to $14.17 million for the fiscal year ended September 30, 2017 from $10.15 million for the fiscal year ended September 30, 2016. Earnings per diluted common share ("EPS") increased 34% to $1.92 for fiscal year 2017 from $1.43 for the prior fiscal year.

Timberland also reported net income of $3.62 million, or $0.48 per diluted common share, for its fourth fiscal quarter ended September 30, 2017.  This compares to net income of $2.70 million, or $0.38 per diluted common share, for the quarter ended September 30, 2016, and net income of $4.28 million, or $0.58 per diluted common share, for the preceding quarter ended June 30, 2017.

Timberland's Board of Directors declared a quarterly cash dividend of $0.11 per common share, payable on November 30, 2017 to shareholders of record on November 16, 2017.

"Fiscal year 2017 marked the 7th consecutive year the Company increased earnings per share, return on equity, return on assets and net income," stated Michael R. Sand, President and CEO.  "Each of these metrics increased significantly compared to the prior fiscal year as detailed fully in this earnings release.  The continued improvement in the Company's financial position is a result of exercising pricing discipline while growing revenues and carefully managing expenses.  Our positioning of the Company has been predicated on producing above peer results in conjunction with structuring the balance sheet to benefit from rising interest rates.  We anticipate maintaining this sensitivity to rising rates.  Timberland's shareholders have been rewarded this year by a significant increase in the Company's share price which increased the Company's market cap to a level comfortably sufficient for Timberland to be added to the Russell 2000 and 3000 indexes.  This has increased the visibility of the Company and significantly increased its average daily trading volume."

2017 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2017, compared to September 30, 2016, or June 30, 2017):

   Earnings Highlights:
•	Fiscal year 2017 EPS increased 34% to $1.92 from $1.43 for fiscal year 2016;
•	Quarterly EPS increased 26% to $0.48 from $0.38 for comparable quarter one year ago;
•	Net income increased 40% to $14.17 million from $10.15 million for the prior fiscal year;
•	Return on average equity and return on average assets increased to 13.65% and 1.53%, respectively, for the 2017 fiscal year; from 11.00% and 1.19%, respectively, for the prior fiscal year;
•	Operating revenue increased 13% compared to fiscal year 2016;
•	Non-interest income increased 14% compared to fiscal year 2016;
•	Efficiency ratio improved to 57.92% for fiscal year 2017 from 63.89% for fiscal year 2016; and
•	Net interest margin for fiscal 2017 increased to 4.07% from 3.88% for fiscal 2016.

   Balance Sheet Highlights:
•	Increased total assets 7% year-over-year and 2% from the prior quarter;
•	Increased net loans receivable 4% year-over-year;
•	Increased total deposits 10% year-over-year and 2% from the prior quarter;

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

•	Decreased non-performing assets 27% year-over-year and 5% from the prior quarter; and
•	Increased book and tangible book (non-GAAP) values per common share to $15.08 and $14.31, respectively, at September 30, 2017 from $13.95 and $13.13, respectively, at September 30, 2016.

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment ("OTTI") charges on investment securities) increased 13% for the 2017 fiscal year to $47.48 million from $41.86 million for Timberland's 2016 fiscal year. For the current quarter operating revenue increased 11% to $12.24 million from $11.06 million for the comparable quarter one year ago and decreased 1% from $12.40 for the preceding quarter.  During the preceding quarter operating revenue was increased by $466,000 – the net amount resulting from the collection of $748,000 of non-accrual interest and the payment of $282,000 in prepayment penalties incurred to prepay Timberland's remaining Federal Home Loan Bank ("FHLB") borrowings.

Net interest income for the 2017 fiscal year increased 14% to $35.14 million from $30.80 million for the 2016 fiscal year. Net interest income for the current quarter increased 17% to $9.13 million from $7.81 million for the comparable quarter one year ago and decreased 1% from $9.25 million for the preceding quarter.  The increased net interest income for the preceding quarter was primarily due to an increase in the amount of non-accrual interest collected, which was partially offset by prepayment penalties on FHLB borrowings as noted in the prior paragraph.

Timberland's net interest margin for the fiscal year ended September 30, 2017, increased to 4.07% from 3.88% for the fiscal year ended September 30, 2016. The net interest margin for the current quarter increased to 4.18% from 3.77% for the comparable quarter one year ago and decreased from 4.29% for the preceding quarter.  The net interest margin for the prior quarter was increased by approximately 22 basis points due to the net effect ($466,000) of collecting $748,000 of non-accrual interest and paying $282,000 in FHLB borrowing prepayment penalties.  The net interest margin for the current quarter was increased by less than one basis point due to the collection of $8,000 of non-accrual interest.

Non-interest income for fiscal year 2017 increased 14% to $12.37 million from $10.89 million for the prior fiscal year. The increase was primarily due to increases in services charges on deposits, gain on sales of loans, servicing income on loans sold and smaller increases in several other categories.  Non-interest income for the current quarter increased 1% to $3.15 million from $3.11 million for the comparable quarter one year ago and decreased slightly from $3.16 million for the preceding quarter.

For fiscal year 2017, total (non-interest) operating expense increased 3% to $27.52 million from $26.64 million for the prior fiscal year. Total operating expenses for the current quarter decreased slightly to $6.91 million from $6.94 million for the preceding quarter and from $6.96 million for the comparable quarter one year ago.  The efficiency ratio for fiscal 2017 improved to 57.92% from 63.89% for fiscal year 2016.  The efficiency ratio for the current quarter improved to 56.31% from 63.77% for the comparable quarter one year ago.

The provision for income taxes for fiscal year 2017 increased $2.18 million to $7.08 million from $4.90 million for fiscal year 2016, primarily due to higher pre-tax income. The effective tax rate was 33.3% for fiscal year 2017 compared to 32.6% for fiscal year 2016. The provision for income taxes for the current quarter decreased to $1.75 million from $2.19 million for the preceding quarter, primarily due to lower pre-tax income.  The effective tax rate was 32.6% for the current quarter compared to 33.8% for the quarter ended June 30, 2017.  The lower effective tax rate for the current quarter was in part due to the adoption of Accounting Standards Update ("ASU") No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

Balance Sheet Management

Total assets increased $60.64 million, or 7%, during the fiscal year to $952.02 million at September 30, 2017 from $891.39 million at September 30, 2016.  This increase was primarily due to a $39.25 million increase in cash and cash equivalents and a $27.22 million increase in net loans receivable.  These increases, and the repayment of $30.00 million in FHLB borrowings, were primarily funded by a $76.36 million increase in deposits and retained net income during the fiscal year.  Total assets increased $21.02 million, or 2%, during the current quarter to $952.02 million at September 30, 2017 from $931.01 million at June 30, 2017.  The increase was primarily due to a $15.75 million increase in cash and cash equivalents and a $3.21 million increase in net loans receivable and was funded by increased deposits.

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 22.9% of total liabilities at September 30, 2017, compared to 21.3% at June 30, 2017, and 20.6% one year ago.

Net loans receivable increased $27.22 million, or 4%, during the fiscal year to $690.36 million at September 30, 2017, from $663.15 million at September 30, 2016.  The increase was primarily due to a $24.59 million increase in custom and owner/builder one- to four-family construction loans, a $16.40 million increase in commercial real estate loans, a $10.27 million increase in commercial construction loans, an $8.74 million increase in multi-family construction loans and smaller increases in several other categories.  These increases were partially offset by a $33.78 million increase in the amount of undisbursed construction loans in process, a $3.70 million decrease in multi-family mortgage loans and smaller decreases in several other categories.

Net loans receivable increased $3.21 million during the current quarter to $690.36 million at September 30, 2017, from $687.16 million at June 30, 2017.  The increase was primarily due to a $10.27 million increase in multi-family construction loans, an $8.06 million increase in custom and owner/builder one- to four-family construction loans and smaller increases in several other categories.  These increases were partially offset by a $10.28 million increase in the amount of undisbursed construction loans in process, a $3.80 million decrease in one- to four- family mortgage loans and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$118,147	15%	$121,705	16%	$118,560	16%
Multi-family	58,607	7	61,051	8	62,303	9
Commercial	328,927	42	331,901	43	312,525	43
Construction - custom and
owner/builder	117,641	15	109,578	14	93,049	13
Construction - speculative one-to four-family	9,918	1	8,002	1	8,106	1
Construction - commercial	19,630	3	20,067	3	9,365	1
Construction - multi-family	21,327	3	11,057	1	12,590	2
Land	23,910	3	24,333	3	21,627	3
Total mortgage loans	698,107	89	687,694	89	638,125	88

Consumer loans:
Home equity and second
mortgage	38,420	5	36,320	5	39,727	5
Other	3,823	--	3,789	--	4,139	1
Total consumer loans	42,243	5	40,109	5	43,866	6

Commercial business loans (b)	44,444	6	43,407	6	41,837	6
Total loans	784,794	100%	771,210	100%	723,828	100%
Less:
Undisbursed portion of
construction loans in
process	(82,411)		(72,133)		(48,627)
Deferred loan origination
fees	(2,466)		(2,309)		(2,229)
Allowance for loan losses	(9,553)		(9,610)		(9,826)
Total loans receivable, net	$690,364		$687,158		$663,146

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,515, $3,523 and $3,604 at September 30, 2017, June 30, 2017, and September 30, 2016, respectively.
(b)	Does not include commercial business loans held for sale totaling $84 at September 30, 2017.

Timberland originated $85.10 million in loans during the quarter ended September 30, 2017, compared to $69.71 million for the comparable quarter one year ago and $92.93 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also (on a much smaller volume) sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the fourth quarter of fiscal 2017, fixed-rate one- to four-family mortgage loans and SBA loans totaling $15.88 million were sold compared to $17.83 million for the comparable quarter one year ago and $19.50 million for the preceding quarter.

Timberland's investment securities and other investments decreased $124,000, or 1%, to $11.38 million at September 30, 2017, from $11.50 million at June 30, 2017, primarily due to scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$205,952	25%	$197,527	24%	$172,283	23%
NOW checking	220,315	26	216,719	26	203,812	27
Savings	140,987	17	136,750	17	123,474	16
Money market	122,877	15	119,025	15	107,083	14
Money market – brokered	8,125	1	8,506	1	6,908	1
Certificates of deposit under $250	120,844	14	121,505	15	128,330	17
Certificates of deposit $250 and over	15,601	2	15,590	2	16,439	2
Certificates of deposit – brokered	3,197	--	3,196	--	3,205	--
Total deposits	$837,898	100%	$818,818	100%	$761,534	100%

Total deposits increased $76.36 million, or 10%, during the fiscal year to $837.90 million at September 30, 2017, from $761.53 million at September 30, 2016.  This increase was primarily due to a $33.67 million increase in non-interest-bearing demand account balances, a $17.51 million increase in savings account balances, a $17.01 million increase in money market account balances and a $16.50 million increase in negotiable order of withdrawal ("NOW") checking account balances.  These increases were partially offset by an $8.33 million decrease in certificates of deposit account balances.

Total deposits increased $19.08 million, or 2%, during the current quarter to $837.90 million at September 30, 2017, from $818.82 million at June 30, 2017.  This increase was primarily due to an $8.45 million increase in non-interest-bearing demand account balances, a $4.24 million increase in savings account balances, a $3.60 million increase NOW checking account balances and a $3.47 million increase in money market account balances.  These increases were partially offset by a $649,000 decrease in certificates of deposit account balances.

Shareholders' Equity

Total shareholders' equity increased $2.38 million to $111.00 million at September 30, 2017, from $108.62 million at June 30, 2017.  The increase in shareholders' equity was primarily due to net income of $3.61 million for the quarter, which was partially offset by dividend payments of $1.40 million to shareholders.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 17.56% and a Tier 1 leverage capital ratio of 11.52% at September 30, 2017.

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

No provision for loan losses was made for the quarters ended September 30, 2017 and 2016. Timberland recorded a $1.00 million loan loss reserve recapture (which added approximately $0.09 to diluted earnings per share) during the quarter ended June 30, 2017, mainly due to the Bank's recovery on a previously charged-off commercial mortgage loan.  Timberland had net charge-offs of $57,000 for the current quarter compared to a net recovery of $1.02 million for the preceding quarter and net charge-offs of $15,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.36% of loans receivable at September 30, 2017, compared to 1.38% at June 30, 2017.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 31% to $2.41 million at September 30, 2017, from $3.47 million one year ago, and decreased 1% from $2.44 million at June 30, 2017.  Non-accrual loans decreased 33% to $1.91 million at September 30, 2017, from $2.87 million one year ago, and decreased 7% from $2.06 million at June 30, 2017.

NON-ACCRUAL LOANS	September 30, 2017		June 30, 2017		September 30, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$874	7	$896	7	$914	7
Commercial	213	2	403	1	612	1
Construction	--	--	--	--	367	1
Land	566	4	496	2	548	5
Total mortgage loans	1,653	13	1,795	10	2,441	14

Consumer loans:
Home equity and second
mortgage	258	3	260	3	402	6
Other	--	--	--	--	30	1
Total consumer loans	258	3	260	3	432	7
Total loans	$1,911	16	$2,055	13	$2,873	21

OREO and other repossessed assets decreased 20% to $3.30 million at September 30, 2017, from $4.12 million at September 30, 2016, and decreased 3% from $3.42 million at June 30, 2017.  At September 30, 2017, the OREO and other repossessed asset portfolio consisted of 15 individual real estate properties and one recreational vehicle.  During the quarter ended September 30, 2017, two OREO properties were sold.

OREO and OTHER REPOSSESSED ASSETS	September 30, 2017		June 30, 2017		September 30, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$875	2	$927	3	$1,071	5
Commercial	533	2	587	2	648	3
Land	1,865	11	1,903	12	2,331	14
Consumer	28	1	--	--	67	1
Total	$3,301	16	$3,417	17	$4,117	23

The non-performing assets to total assets ratio improved to 0.60% at September 30, 2017, compared to 0.65% at June 30, 2017 and 0.88% one year ago.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	Sept. 30, 2017	June 30, 2017	Sept. 30, 2016

Shareholders' equity	$111,000	$108,616	$96,834
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$105,350	$102,966	$91,184

Total assets	$952,024	$931,009	$891,388
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$946,374	$925,359	$885,738

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).  Timberland ranked 8th in the release of the S&P Global Market Intelligence ranking of the top performing 50 largest public thrifts as of December 31, 2016.  The ranking was based on six metrics which included: return on average assets, return on average common tangible equity, efficiency ratio, median three-year growth rate in tangible common equity per share, non-performing loans to total loans and net charge-offs to average loans.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental,

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2017	2017	2016
Interest and dividend income
Loans receivable and loans held for sale	$9,104	$9,652	$8,588
Investment securities	73	69	74
Dividends from mutual funds, other investments and FHLB stock	28	23	23
Interest bearing deposits in banks and CDs	505	421	253
Total interest and dividend income	9,710	10,165	8,938

Interest expense
Deposits	581	549	521
FHLB borrowings	--	369	611
Total interest expense	581	918	1,132
Net interest income	9,129	9,247	7,806

Recapture of loan losses	--	(1,000)	--
Net interest income after recapture of loan losses	9,129	10,247	7,806

Non-interest income
Service charges on deposits	1,170	1,153	1,071
ATM and debit card interchange transaction fees	895	855	1,073
Gain on sales of loans, net	502	561	551
Bank owned life insurance ("BOLI") net earnings	139	133	141
Servicing income on loans sold	114	106	86
Recoveries (OTTI) on investment securities, net	33	--	(140)
Other	292	348	327
Total non-interest income, net	3,145	3,156	3,109

Non-interest expense
Salaries and employee benefits	3,732	3,741	3,589
Premises and equipment	789	767	831
Advertising	199	170	163
OREO and other repossessed assets, net	--	4	101
ATM and debit card processing	369	375	387
Postage and courier	111	109	104
State and local taxes	125	176	161
Professional fees	258	230	208
FDIC insurance	42	99	114
Loan administration and foreclosure	93	20	106
Data processing and telecommunications	476	480	502
Deposit operations	225	301	274
Other	492	466	421
Total non-interest expense	6,911	6,938	6,961

Income before income taxes	5,363	6,465	3,954
Provision for income taxes	1,748	2,188	1,255
Net income	$3,615	$4,277	$2,699

Net income per common share:
Basic	$0.50	$0.59	$0.40
Diluted	0.48	0.58	0.38

Weighted average common shares outstanding:
Basic	7,280,773	7,269,564	6,831,419
Diluted	7,473,724	7,432,171	7,146,115

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2017	2016
Interest and dividend income
Loans receivable and loans held for sale	$36,385	$33,580
Investment securities	279	287
Dividends from mutual funds, other investments and FHLB stock	88	106
Interest bearing deposits in banks and CDs	1,586	902
Total interest and dividend income	38,338	34,875

Interest expense
Deposits	2,218	2,041
FHLB borrowings	979	2,031
Total interest expense	3,197	4,072
Net interest income	35,141	30,803
Recapture of loan losses	(1,250)	--
Net interest income after recapture of loan losses	36,391	30,803

Non-interest income
Service charges on deposits	4,518	3,969
ATM and debit card interchange transaction fees	3,343	3,261
Gain on sales of loans, net	2,157	1,781
BOLI net earnings	546	551
Servicing income on loans sold	417	266
Recoveries (OTTI) on investment securities, net	33	(168)
Other	1,354	1,229
Total non-interest income, net	12,368	10,889

Non-interest expense
Salaries and employee benefits	14,908	13,921
Premises and equipment	3,087	3,137
Advertising	698	753
OREO and other repossessed assets, net	22	662
ATM and debit card processing	1,405	1,377
Postage and courier	435	413
State and local taxes	609	572
Professional fees	887	657
FDIC insurance	362	448
Loan administration and foreclosure	205	321
Data processing and telecommunications	1,870	1,896
Deposit operations	1,074	912
Other	1,954	1,568
Total non-interest expense	27,516	26,637

Income before income taxes	$21,243	$15,055
Provision for income taxes	7,076	4,901
Net income	$14,167	$10,154

Net income per common share:
Basic	$1.99	$1.48
Diluted	1.92	1.43

Weighted average common shares outstanding:
Basic	7,136,690	6,842,614
Diluted	7,380,053	7,105,349

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2017	2017	2016
Assets
Cash and due from financial institutions	$17,447	$17,476	$16,686
Interest-bearing deposits in banks	130,741	114,964	92,255
Total cash and cash equivalents	148,188	132,440	108,941

Certificates of deposit ("CDs") held for investment, at cost	43,034	41,187	53,000
Investment securities:
Held to maturity, at amortized cost	7,139	7,244	7,511
Available for sale, at fair value	1,241	1,260	1,342
FHLB stock Other investments, at cost	1,107 3,000	1,107 3,000	2,204 --
Loans held for sale	3,599	3,523	3,604

Loans receivable	699,917	696,768	672,972
Less: Allowance for loan losses	(9,553)	(9,610)	(9,826)
Net loans receivable	690,364	687,158	663,146

Premises and equipment, net	18,418	18,465	16,159
OREO and other repossessed assets, net	3,301	3,417	4,117
BOLI	19,266	19,127	18,721
Accrued interest receivable	2,520	2,437	2,348
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,825	1,781	1,573
Other assets	3,372	3,213	3,072
Total assets	$952,024	$931,009	$891,388

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$205,952	$197,527	$172,283
Deposits: Interest-bearing	631,946	621,291	589,251
Total deposits	837,898	818,818	761,534

FHLB borrowings	--	--	30,000
Other liabilities and accrued expenses	3,126	3,575	3,020
Total liabilities	841,024	822,393	794,554

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,361,077 shares issued and outstanding – September 30, 2017 7,354,577 shares issued and outstanding – June 30, 2017 6,943,868 shares issued and outstanding – September 30, 2016	13,286	13,223	9,961
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(397)	(463)	(661)
Retained earnings	98,235	96,018	87,709
Accumulated other comprehensive loss	(124)	(162)	(175)
Total shareholders' equity	111,000	108,616	96,834
Total liabilities and shareholders' equity	$952,024	$931,009	$891,388

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2017	2017	2016
PERFORMANCE RATIOS:
Return on average assets (a)	1.55%	1.86%	1.22%
Return on average equity (a)	13.23%	16.14%	11.34%
Net interest margin (a)	4.18%	4.29%	3.77%
Efficiency ratio	56.31%	55.94%	63.77%

	Year Ended
	Sept. 30,		Sept. 30,
	2017		2016
PERFORMANCE RATIOS:
Return on average assets	1.53%		1.19%
Return on average equity	13.65%		11.00%
Net interest margin	4.07%		3.88%
Efficiency ratio	57.92%		63.89%

	Sept. 30,	June 30,	Sept. 30,
	2017	2017	2016
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,911	$2,055	$2,873
Loans past due 90 days and still accruing	--	--	135
Non-performing investment securities	533	590	734
OREO and other repossessed assets	3,301	3,417	4,117
Total non-performing assets (b)	$5,745	$6,062	$7,859

Non-performing assets to total assets (b)	0.60%	0.65%	0.88%
Net charge-offs (recoveries) during quarter	$57	$(1,020)	$15
Allowance for loan losses to non-accrual loans	500%	468%	342%
Allowance for loan losses to loans receivable (c)	1.36%	1.38%	1.46%
Troubled debt restructured loans on accrual status (d)	$3,342	$3,360	$7,629

CAPITAL RATIOS:
Tier 1 leverage capital	11.52%	11.42%	10.54%
Tier 1 risk-based capital	16.31%	16.05%	14.75%
Common equity Tier 1 risk-based capital	16.31%	16.05%	14.75%
Total risk-based capital	17.56%	17.30%	16.00%
Tangible common equity to tangible assets (non-GAAP)	11.13%	11.13%	10.29%

BOOK VALUES:
Book value per common share	$15.08	$14.77	$13.95
Tangible book value per common share (e)	14.31	14.00	13.13
__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $252, $252 and $530 reported as non-accrual loans at September 30, 2017, June 30, 2017 and September 30, 2016, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$702,171	5.19%	$693,931	5.58%	$669,661	5.13%
Investment securities and FHLB stock (1)	12,522	3.23	12,482	2.98	11,726	3.31
Interest-bearing deposits in banks and CD's	159,297	1.26	156,507	1.08	146,609	0.68
Total interest-earning assets	873,990	4.44	862,920	4.71	827,996	4.32
Other assets	60,365		57,841		56,653
Total assets	934,355		920,761		884,649

Liabilities and Shareholders' Equity
NOW checking accounts	211,046	0.21%	$207,060	0.22%	$193,225	0.24%
Money market accounts	127,214	0.37	125,787	0.35	107,410	0.31
Savings accounts	139,162	0.06	137,108	0.06	122,088	0.05
Certificates of deposit accounts	139,975	0.93	141,254	0.87	148,866	0.81
Total interest-bearing deposits	617,397	0.37	611,209	0.36	571,589	0.36
FHLB borrowings (2)	--	--	8,571	17.57	44,837	5.42
Total interest-bearing liabilities	617,397	0.37	619,780	0.59	616,426	0.73

Non-interest-bearing demand deposits	202,948		190,631		168,744
Other liabilities	4,693		4,379		4,296
Shareholders' equity	109,317		105,971		95,183
Total liabilities and shareholders' equity	$934,355		920,761		884,649

Interest rate spread		4.07%		4.12%		3.59%
Net interest margin (3)		4.18%		4.29%		3.77%
Average interest-earning assets to
average interest-bearing liabilities	141.56%		139.23%		134.32%
          _____________________________________
(1) Includes other investments
(2) Rate calculation includes prepayment penalties incurred
(3) Net interest margin = annualized net interest income /
     average interest-bearing assets

Timberland Fiscal Q4 2017 Earnings
November 1, 2017

AVERAGE BALANCES, YIELDS, AND RATES –ANNUAL
($ in thousands)
(unaudited)

	For the Year Ended

	September 30, 2017		September 30, 2016
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$692,278	5.26%	$643,698	5.22%
Investment securities and FHLB stock (1)	11,717	3.13	11,846	3.31
Interest-bearing deposits in banks and CD's	160,165	0.99	139,180	0.65
Total interest-earning assets	864,160	4.44	794,724	4.39
Other assets	58,834		56,969
Total assets	922,994		851,693

Liabilities and Shareholders' Equity
NOW checking accounts	207,300	0.22%	186,272	0.24%
Money market accounts	125,296	0.35	105,836	0.31
Savings accounts	134,495	0.06	115,336	0.05
Certificates of deposit accounts	143,171	0.87	151,072	0.79
Total interest-bearing deposits	610,262	0.36	558,516	0.37
FHLB borrowings (2)	17,096	5.73	44,959	4.52
Total interest-bearing liabilities	627,358	0.51	603,475	0.67

Non-interest-bearing demand deposits	187,368		152,085
Other liabilities	4,450		3,809
Shareholders' equity	103,818		92,324
Total liabilities and shareholders' equity	$922,994		$851,693

Interest rate spread		3.93%		3.72%
Net interest margin		4.07%		3.88%
Average interest-earning assets to
average interest-bearing liabilities	137.75%		131.69%

_____________________________________
(1)	Includes other investments
(2)	Rate calculation includes prepayment penalties incurred